Exhibit 2.1

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (“Agreement”) is effective as of the 28th of December 2022, by and between Joe Davis (“Seller”), an individual with a notice address 6195 COUNTY ROAD 68, SPENCERVILLE, IN 46788, and Aqua Power Systems Inc. (“Buyer”), Nevada Corporation with a notice address of 2180 PARK AVE NORTH, UNIT 200, WINTER PARK, FL 32789.

WHEREAS, Seller holds specific rights to purchase 700,001 shares of common stock as well as being beneficial owner of 45,195 shares of common stock for a total of 745,196 shares of common stock (the "Shares") of Tradition Transport Group, Inc., an Indiana corporation (the "Company") pursuant to a MULTIPARTY STOCK PURCHASE AGREEMENT among Timothy E. Evans, James L. Evans, And Bulwark Capital, L.L.C. This Agreement provides for the acquisition of the Shares by Buyer for a total purchase price of Twenty-Eight Million Five Hundred Forty-Six Thousand Nine Hundred Sixty-Eight and 36/100 ($28,548,458.76) in United States Dollars in United States Dollars (the “Purchase Price”) on the terms and conditions set forth below.

WHEREAS, Seller and Buyer have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the their best interests, respectively.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1     Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in Section 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares.

Section 1.2     Closing. The purchase of the Shares shall be consummated at a closing ("Closing") to take place on the 28th of December, 2022, unless extended by agreement of the parties hereto (the "Closing Date"). The Purchase Price shall be paid to the Seller in installments pursuant to terms defined in Section 3.2 below of this Agreement.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

As an inducement to and to obtain the reliance of Buyer, Seller individually represents and warrants to Buyer as follows:

Section 2.1     No Conflict, Authority, Issued Shares. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement. The Company is authorized to issue up to Ten Million (10,000,000) shares of common stock. As of the date of this Agreement, the Company has the following issued and outstanding shares of stock: 745,196 shares. Each share of common stock entitles the holder thereof to one vote; the common stock is not convertible into any other security.

Section 2.2    Title to the Shares; No Pending Litigation. Seller holds exclusive rights to purchase all outstanding Shares of the Company and wishes to convey the shares to the Buyer through this Agreement. To Seller’s actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Shares or the Company. The Company is validly existing and in good standing under the laws of the State of Indiana.

Section 2.3    Brokers and Finders. The Seller represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement that would involve the Buyer, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

As an inducement to and to obtain the reliance of Seller, Buyer individually represents and warrants to Seller as follows:

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Section 2.4     No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.5    Restricted Shares. Buyer acknowledges that the Shares purchased have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends.

Section 2.6 Buyer’s Sophistication. Buyer (i) acknowledges that the purchase of Shares involves a high degree of risk in that the Company and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the sale of the Shares to Buyer is not registered with the U.S. Securities and Exchange Commission or with the securities administrator of any state; (v) that the Shares are being sold pursuant to an exemption from such registration requirements; and (vi) the Shares are “restricted securities” that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

Section 2.7 Brokers and Finders. The Buyer represents and warrants that he has made no agreements involving any fees of any type that relate to this Agreement that would involve the Seller, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 2.8 Due Diligence Materials Provided. Buyer acknowledges that Seller has provided Buyer provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller’s possession or control. Buyer acknowledges that Seller has only recently become the controlling shareholder of the Company and has obtained control of the Company through court process which, by its nature, provides Seller with only very limited information regarding the Company, its history, its financial condition and any potential debts, obligations, liabilities or other claims. Buyer understands that there may be significant obligations, claims or other obligations against the Company of which the Seller is unaware that would make the Company unsuitable for the business operations therein contemplated by Buyer, and Buyer expressly assumes such risk.

ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1 Seller’s Delivery. On the Closing Date, the Seller shall deliver the following to a designated Escrow Account, controlled by an independent Escrow Agent mutually agreed to by the Buyer and the Seller, conditioned upon (i) all of Buyer’s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 3.2, below:

(a)	The Shares together with a stock power or other instruction required for the transfer of the Shares to Buyer as payments are delivered. If necessary, after the sale closes the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer.

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Section 3.2 Buyer’s Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller’s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 3.1, above:

(a)	The total purchase price of Twenty-Eight Million Five Hundred Forty-Six Thousand Nine Hundred Sixty-Eight and 36/100 ($28,548,458.76) in United States Dollars Shall be delivered in the following proportions:

i.	Down Payment of Two Hundred Twenty-Five Thousand United States Dollars ($225,000.00) in immediately available funds delivered to the Seller pursuant to executed Letter of Direction provided by the Seller.

ii.	An amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be offset against the Purchase Price at the Closing in full satisfaction of certain obligations of the Sellers to the Company as contained in the Multiparty Stock Purchase Agreement associated with the Contract Assignment Agreement; and

iii.	An aggregate amount equal to Twenty-Four Million Ninety-Two Thousand Thirty-Eight and 31/100 Dollars ($24,092,038.31) pursuant to one or more secured promissory note(s) (the “Promissory Note(s)”) as associated and assumed from a Contract Assignment Agreement providing for installments of not less than One Million Five Hundred Five Thousand Seven Hundred Fifty-Two and 39/100 Dollars ($1,505,752.39) commencing on the ninetieth (90th) day following the date on which the registration by Aqua Power Systems, Inc. of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full.

iv.	The final payment shall be made to the Seller in the amount of One Million Seven Hundred Thirty-One Thousand Four Hundred Twenty and 45/100 Dollars ($1,731,420.45).

(b)	Within 30 days of the definitive agreements the Public Company shall file a registration statement (registered offering) with the Securities and Exchange Commission (SEC). Subsequently, the first payment should be anticipated to be made within 90 days after the Securities and Exchange Commission (SEC) qualifies the registration statement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 4.2 Attorneys' Fees. Except as expressly provided herein, each party will be responsible for their own attorney’s fees.

Section 4.3 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. And (iii) information pertaining to the company which will need to be disclosed pursuant to The Securities and Exchange Act of 1934 under Title 15 of the United States Code.

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Section 4.4 Third Party Beneficiaries. This contract is between Seller and Buyer with the exception of the shareholders of the Company and as specifically provided in agreements the Buyer has made with the shareholders of the Company incorporated hereto by reference.

Section 4.5 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 4.6 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated the applicable statue of limitations.

Section 4.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 4.8 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 4.9 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 4.10  Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 4.11 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 4.12 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 4.13 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 4.14 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 4.15 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this Agreement. The parties hereto agree to cooperate and use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement.

Section 4.16 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Indiana applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Steuben County, Indiana, to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER /s/ Joe Davis JOE DAVIS	BUYER /s/ Stephen W. Carnes STEPHEN W. CARNES, CEO/Director AQUA POWER SYSTEMS, INC.
Address of Seller for Notices: 6195 COUNTY ROAD 68 SPENCERVILLE, IN 46788	Address of Buyer for Notices: 2180 PARK AVE NORTH UNIT 200 WINTER PARK, FL 32789

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